[Letterhead of

CRAVATH, SWAINE & MOORE LLP]

October 20, 2006

Citibank Credit Card Issuance Trust
$1,000,000,000 Floating Rate Class 2006-A7 Notes
of December 2016
(Legal Maturity Date December 2018)
Citiseries

Ladies and Gentlemen:

We have acted as special Federal tax counsel for Citibank (South Dakota), National Association in connection with the issuance and sale of $1,000,000,000 aggregate initial principal amount of Floating Rate Class 2006-A7 Notes of December 2016 (Legal Maturity Date December 2018) (the “Notes”) of the Citiseries. The Notes will be issued pursuant to the Indenture dated as of September 26, 2000 (as the same has been amended or supplemented, the “Indenture”), between Citibank Credit Card Issuance Trust, as issuer, and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee, and the Issuer Certificate, dated as of October 20, 2006, relating to the Notes (the “Terms Document”). Capitalized terms not otherwise defined herein are used as defined in the Indenture and the Terms Document.

In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Pooling and Servicing Agreement and the Series 2000 Supplement thereto, (b) the Indenture, (c) the Terms Document, (d) the Registration Statement on Form S-3 (Registration No. 333-131355), as amended, for the registration of the Collateral Certificate and the Notes under the Securities Act, (e) the base prospectus dated October 5, 2006 (the “Base Prospectus”), and the prospectus supplement dated October 12, 2006 (the “Prospectus Supplement”), relating to the Notes (together, the “Prospectus”), and (f) a specimen of the Notes.

Based upon the foregoing, we hereby confirm that the statements set forth in the Prospectus under the heading “Tax Matters” accurately describe the material Federal income tax consequences to holders of the Notes, and we hereby adopt and confirm the opinions set forth therein.

We know that we are referred to under the headings “Prospectus Summary — Tax Status”, “Tax Matters — Tax Characterization of the Notes” and “Legal Matters” in the Prospectus, and we hereby consent to such use of our name therein and to the use of this opinion for filing as an exhibit to a Current Report on Form 8-K for incorporation into the Registration Statement.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Citibank (South Dakota), National Association
701 East 60th Street, North
Sioux Falls, SD 57117

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